Exhibit 99.1

ADVANSOURCE BIOMATERIALS COMPLETES $100,000 SHORT-TERM FINANCING WITH SHAREHOLDERS AND MANAGEMENT

Wilmington, MA. August 27, 2013…AdvanSource Biomaterials Corporation (OTC Markets OTCQB: ASNB), a leading developer of advanced polymer materials for a broad range of medical devices, today announced the closing of a short-term debt financing transaction on August 22, 2013.  The Company entered into Promissory Notes in the aggregate principal amount of $100,000 (the “Notes”) with three long-standing shareholders and the Company’s chief executive officer and chief financial officer (the “Investors”).  The Notes have a six-month term and bear interest at the rate of 1.75% per month. In lieu of cash payment of interest, the Investors chose to receive Warrants exercisable into an aggregate 435,000 shares of the Company’s common stock. The Warrants have a one-year term and are exercisable at a 150% premium over the closing price of the Company’s common stock as of August 21, 2013, or $0.075 per share. The Notes are secured by accounts receivable from undisclosed customers. Other than legal fees of approximately $5,000, the Company paid no other transaction costs.

Michael Adams, AdvanSource’s CEO and President, stated, “We are pleased that the shareholder Investors, who have been loyal and supportive of the Company for many years, along with members of management, have come together to provide working capital that will facilitate the Company’s efforts to meet production requirements on significant purchase orders recently received from undisclosed customers. The Company expects to deliver on these purchase orders at regular intervals throughout the remainder of calendar 2013. The shareholder Investors worked closely with us to structure the most cost-effective transaction that would ensure the maximum amount of proceeds to be used for working capital purposes.

Over the past several years, we have been executing on a plan to gain recognition of Advansource’s technical expertise and product innovation in the development, manufacture and delivery of advanced polymer materials to medical device manufacturers throughout the world. We are appreciative of the Investors’ vote of confidence as evidenced through this financing transaction.”

About AdvanSource Biomaterials Corporation

AdvanSource Biomaterials Corporation manufactures advanced polymer materials providing critical characteristics in medical device design and development.  These biomaterials are used in devices designed for treating a broad range of anatomical sites and disease states.  AdvanSource’s business model leverages its proprietary materials science technology and manufacturing expertise to expand its product sales and royalty and license fee income.  More information about AdvanSource is available at its website: www.advbiomaterials.com.

Forward-Looking Statements

AdvanSource Biomaterials Corporation believes this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For further information contact:

David Volpe, CFO

508-523-3141

david@clvllc.com